Exhibit 10.14

SEVERANCE AGREEMENT

THIS AGREEMENT is entered into as of                              ,         , by and between OMP, Inc. and its successors and assigns (the “Company”) and                                            (“Employee”).

WHEREAS, except as expressly set forth herein, the Company desires to continue to retain the services of Employee under the same terms and conditions that Employee is currently employed;

WHEREAS, the parties desire to enter into this Severance Agreement (“Agreement”) to set forth certain terms and conditions under which Employee may be eligible to receive severance payments in the event of his or her employment termination;

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein and other good and valuable consideration, the sufficiency of which is acknowledged, the Company and Employee hereby agree as follows:

1.       Severance Benefit Eligibility. If, within 12 months following a Change in Control, Employee’s employment is terminated (a) by the Company without Cause and other than as a result of Employee’s death or disability or (b) by Employee for Good Reason, Employee shall be entitled to the following payments:

(i)                                     Severance Payments. Provided Employee first executes and does not revoke a release in a form acceptable to the Company, Employee shall be entitled to be paid a cash amount equal to 100% of Employee’s then current annual base salary, which amount shall be payable over the course of twelve (12) consecutive months, in each case consistent with the Company’s regular payroll practices and subject to applicable payroll taxes and other withholding and further subject to Section 5, below.

(ii)                                  Definitions.

a.              Cause. For purposes of this Agreement, “Cause” shall mean: (1) any act or omission that constitutes cause under any Company policy or employment agreement in existence between the parties, (2) the commission by Employee of a dishonest, illegal or wrongful act involving fraud, misrepresentation, moral turpitude or misappropriation which causes damage to the Company’s business, (3) Employee’s willful absence from his employment or failure or refusal to perform his duties, or (4) Employee’s willful failure or refusal to perform specific lawful directives of the Company.

b.              Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following: (1) the Company shall have defaulted in its obligation to pay compensation to Employee when due which is not cured within thirty (30) days following written notice by the Employee, (2) any failure by the Company to comply in any material respect with any provisions of an existing, written employment agreement between the parties which is not cured within thirty (30) days following written notice by the Employee, (3) a material diminution in the Employee’s compensation, benefits, title, authority, duties, responsibilities or status, without the consent of the Employee which is not cured within thirty (30) days following written notice by the Employee, or (4) the move of Employee’s workplace more than fifty (50) miles.

c.               Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence, subsequent to the date hereof, of any of the following events:

(1)         any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, Obagi Medical Products, Inc. (“Obagi”), any trustee or other fiduciary holding securities under an employee benefit plan of the Company, Obagi or a corporation owned, directly or indirectly, by the stockholders of the Company or Obagi in substantially the same proportions as their ownership of stock of the Company or Obagi, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or Obagi representing 50% or more of the combined voting power of the Company’s or Obagi’s, respectively, then outstanding securities;

(2)         during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constitute the board of directors of the Company (the “Board”) and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in subparagraphs (1), (2) or (3)) whose election by the Board or nomination for election by the Board or by the stockholders of the Company was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(3)         the Company or Obagi merges or consolidates with any other corporation or entity, other than (y) a merger or consolidation which would result in the voting securities of the Company or Obagi outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the combined voting securities of the Company or Obagi, respectively, or such surviving entity outstanding immediately after such merger or consolidation or (z) a merger or consolidation effected to implement a recapitalization of the Company or Obagi (or similar transaction) in which no “person” (as hereinabove defined) acquires 50% or more of the combined voting power of the Company’s or Obagi’s, respectively, then outstanding securities; or

(4)         The Company sells or otherwise disposes of all or substantially all of its assets.

2.             No Employment Contract. This Agreement shall not be deemed to constitute a contract of employment, nor shall any provision hereof affect either the right of the Company to discharge Employee at will or pursuant to the terms and conditions of any other agreement between the Company and the Employee.

3.             Entire Agreement; Prior Agreements. This Agreement contains the entire agreement between Employee and the Company regarding the subject matter hereof and, as such, fully supersedes any and all prior agreements or understandings between Employer and the Company pertaining to the subject matter addressed in this Agreement; provided, that, this Agreement shall not, except as expressly provided herein, supersede, replace, or otherwise affect in any manner Employee’s Employment Agreement with the Company dated,                           . To the extent any term or condition of this Agreement conflicts with any term or condition of any other agreement between the parties, whether written or oral, this Agreement shall prevail.

4.             Choice of Law. This Agreement shall be governed by the laws of the State of California without giving effect to the principles of choice of law thereof.

5.             Tax Matters. The Employee is responsible for payment of all taxes (including any interest and penalties) legally imposed upon him in connection with benefits provided under this Agreement and the Company shall have no liability to the Employee or any other party with respect to any such tax or amount. All benefits and payments provided hereunder are subject to applicable tax and other withholdings required by law, and, to the extent such payments are to be made in cash, they will be made net of such withholding amounts. Notwithstanding anything to the contrary in this Agreement, to the extent that any benefits or payments provided hereunder constitute “deferred compensation” under Internal Revenue Code Section 409A (and any guidance, whenever issued, thereunder) and the Employee is a “specified employee” (also as defined thereunder) with respect to his employer if such employer has a class of stock that is publicly traded on an established securities market (or otherwise), no distribution or payment of any amount shall be made before a date that is six months following the date of the Employee’s “separation from service” (also as defined in Section 409A) or, if earlier, the date of the Employee’s death. To the extent any delay in payment is required under the preceding sentence, the amounts that would otherwise have been required to be made during such period of delay shall accumulate during such period and shall be paid within five (5) business days after the end of such period.

6.             Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written below.

Date	[EMPLOYEE NAME]

Date	OMP, Inc.